Exhibit 99.1

Sotera Health Reports Second-Quarter and First-Half 2021 Results; Increases 2021 Outlook

•Q2 2021 net revenues of $252 million increased approximately 18%, compared to Q2 2020
•Q2 2021 net income of $43 million or $0.15 per diluted share, compared to net income of $7 million or $0.03 per diluted share in Q2 2020
•Q2 2021 Adjusted EBITDA of $135 million increased approximately 18%, compared to Q2 2020
•Q2 2021 Adjusted EPS of $0.26 improved $0.12 compared to Q2 2020 Adjusted EPS of $0.14
•June 30, 2021 total debt of $1.9 billion and net debt of $1.7 billion; net leverage ratio improved to 3.8x
•Increasing full-year 2021 revenue growth outlook from 9%-12% to 12%-15% and increasing full-year 2021 Adjusted EBITDA growth outlook from 11%-16% to 13%-17%
•Full redemption of $100M Senior Secured First-Lien Notes due 2026 scheduled for Q3 2021
CLEVELAND, OH, August 12, 2021 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the second quarter and first half of 2021.
Second-quarter 2021 net revenues increased 18.2% to $252 million, compared with $213 million in the same period a year ago. Second-quarter 2021 net income attributable to Sotera Health (“net income”) was $43 million, or $0.15 per diluted share, compared with net income of $7 million, or $0.03 per diluted share in the second quarter of 2020. Adjusted EBITDA for the second-quarter 2021 increased 17.6% over the second quarter of 2020 to $135 million. Second-quarter 2021 adjusted earnings per diluted share (“Adjusted EPS”) was $0.26, compared to $0.14 in the second quarter of 2020, an increase of $0.12 per diluted share. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

For the first six months of 2021, net revenues increased 15.6% to $464 million, compared to $401 million for the same period in 2020. Net income was $53 million, or $0.19 per diluted share for the first half of 2021, compared with net income of $5 million, or $0.02 per diluted share, for the same period last year. First half of 2021 Adjusted EBITDA increased 16.3% to $240 million and Adjusted EPS grew by $0.20 to $0.44 compared to the first half of 2020. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

“Today, we are reporting another quarter of double-digit top-line and earnings growth, while continuing to make meaningful progress on strategic priorities and deleveraging,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “All three of our segments are executing well on their business strategy while managing ongoing challenges related to the global pandemic.”

Petras continued, “As a result of our strong financial performance during the first half of the year combined with our momentum going into the second half, we are pleased to increase our Company’s revenue and earnings outlook for 2021. We see continued improvement in the demand for our products and services. During what remains an unsettled time for the world, our focus continues to be on supporting our employees while providing the highest quality service for our customers and driving our mission, Safeguarding Global Health®.”
Second-Quarter and First-Half 2021 Highlights by Business Segment
Sterigenics
For the second quarter of 2021, Sterigenics net revenues were $145 million, an increase of 20.6% compared to the second quarter a year ago. Segment income increased 22.4% to $80 million. For the first six months of 2021, Sterigenics net revenues were $276 million, an increase of 16.3% compared to the same period in 2020. Segment income increased 17.4% to $148 million.
Revenue and segment income growth for the second quarter of 2021 were driven by organic and inorganic sales growth, pricing, as well as a favorable impact from foreign exchange rates.
Nordion
For the second quarter of 2021, Nordion net revenues were $49 million, an increase of 16.6% compared to the second quarter a year ago. Segment income increased 13.7% to $31 million. For the first six months of 2021, Nordion net revenues were $75 million, an increase of 14.1% compared to the same period in 2020. Segment income increased 11.2% to $45 million.
Revenue and segment income growth for the second quarter of 2021 were driven by a favorable impact from foreign exchange rates as well as favorable pricing.
Nelson Labs
For the second quarter of 2021, Nelson Labs net revenues were $58 million, an increase of 13.9% compared to the second quarter a year ago. Segment income increased 8.3% to $24 million. For the first six months of 2021, Nelson Labs net revenues were $113 million, an increase of 15.1% compared to the same period in 2020. Segment income increased 17.9% to $47 million.
Revenue and segment income growth for the second quarter of 2021 were driven by inorganic growth, non-personal protective equipment related volume growth and favorable pricing, partially offset by a decline in personal protective equipment testing volumes.
Balance Sheet and Liquidity
As of June 30, 2021, Sotera Health had $1.87 billion of total debt and $156 million of cash and cash equivalents, compared to $1.86 billion of total debt and $102 million of cash and cash equivalents as of December 31, 2020. Material debt balances currently outstanding do not mature until 2026. Sotera Health’s net leverage ratio as of June 30, 2021 improved to 3.8x. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

On August 12, 2021, Sotera Health Holdings, LLC issued a full redemption notice to the holders of its $100 million senior secured first lien notes. Full redemption is scheduled for Q3 2021 at a redemption price equal to 103.000% of the principal amount of such notes, plus accrued and unpaid interest.

2021 Outlook Update
Today, Sotera Health is providing an update to its 2021 outlook first provided on March 9, 2021:
•Net revenues increased from the prior range of $890 million - $920 million to the new range of $920 million - $940 million, representing growth of approximately 12% - 15%, compared to the prior year,
•Adjusted EBITDA increased from the prior range of $465 million - $485 million to the new range of $475 million - $490 million, representing growth of approximately 13% - 17%, compared to the prior year,
•Tax rate applicable to Adjusted Net Income of approximately 28% remains the same,
•Adjusted EPS increased from the prior range of $0.78 - $0.86 to the new range of $0.87 - $0.91,
•Fully diluted share count decreased from the prior range of 281 million - 283 million to the new range of 279 million - 281 million shares on a weighted-average basis,
•Capital expenditures in the range of $100 million to $110 million remains the same, and
•Net leverage reduction of approximately 3⁄4 of a turn remains the same.

The outlook provided above is based on current plans and expectations and is subject to a number of known and unknown risks and uncertainties, including those set forth below under “Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. To participate in the live call, please dial 1-833-303-1211 if dialing in from the United States or Canada, or 1-918-922-6527 if dialing in from other locations. Please join the conference call at least 10 minutes prior to the scheduled start time using conference ID 4885188. A live webcast of the conference call and accompanying materials may also be accessed via the Investor Relations section of the Company’s website at https://investors.soterahealth.com/events-and-presentations. A replay of the webcast will be available later in the day on August 12, 2021.
Upcoming Investor Events
•Baird Global Healthcare Conference at 10:15 a.m. Eastern Time, September 14, 2021.
•J.P. Morgan 12th Annual U.S. All Stars Conference at 8:00 a.m. Eastern Time, September 21, 2021.
Live and archived webcasts and presentations associated with the conferences listed above may be accessed on the Investor Relations section of the Sotera Health website:
https://investors.soterahealth.com/events-and-presentations.

Updates on other matters that may be relevant to investors, including updates on recent developments with respect to ethylene oxide and how they may affect our facilities, may be found from time to time on the Special Notices section of the Company’s Investor Relations website at https://investors.soterahealth.com/special-notices.

Forward-Looking Statements
This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative version of those words or other comparable words. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of ethylene oxide (“EO”) or cobalt-60 (“Co-60”); changes in industry trends, environmental, health and safety regulations or preferences; the impact of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; our ability to increase capacity at existing facilities, renew leases for our facilities and build new facilities in a timely and cost-effective manner; the risks of doing business internationally; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties, please refer to Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
The outlook provided within this earnings release contains a number of assumptions, including, among others, the Company’s current expectations regarding the impact of the COVID-19 pandemic, including the rate of recoveries of elective procedures and new product development testing, and exchange rates. The Company does not provide a reconciliation of the forward-looking Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS outlook to the most directly comparable GAAP measure, as this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain items, including, among others, uncertainties caused by the global COVID-19 pandemic, changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings. The variability of these items could have a potentially unpredictable, and a potentially significant, impact on our future GAAP results.
Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Net Debt and Net Leverage Ratio, financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net revenues.
We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.

Our Net Leverage Ratio is equal to Net Debt divided by the trailing twelve-months of Adjusted EBITDA.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the basis for the metric we utilize to determine attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS CONTACTS
Sally J. Curley, IRC                    Jenny Kobin
Curley Global IR, LLC                    IR Advisory Solutions
IR@soterahealth.com                     IR@soterahealth.com
MEDIA CONTACT
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com

Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Service	$208,710	$174,444	$397,408	$341,849
Product	43,207	38,641	66,657	59,436
Total net revenues	251,917	213,085	464,065	401,285
Cost of revenues:
Service	91,391	80,620	176,427	163,689
Product	16,765	13,498	28,505	22,112
Total cost of revenues	108,156	94,118	204,932	185,801
Gross profit	143,761	118,967	259,133	215,484
Operating expenses:
Selling, general and administrative expenses	49,828	42,684	102,293	79,737
Amortization of intangible assets	15,661	14,541	32,204	29,140
Total operating expenses	65,489	57,225	134,497	108,877
Operating income	78,272	61,742	124,636	106,607
Interest expense, net	19,163	55,250	40,445	111,812
Loss on extinguishment of debt	—	—	14,312	—
Foreign exchange loss (gain)	76	(172)	654	(799)
Other income, net	(2,764)	(4,358)	(6,654)	(1,208)
Income (loss) before income taxes	61,797	11,022	75,879	(3,198)
Provision (benefit) for income taxes	19,182	3,770	22,199	(8,464)
Net income	42,615	7,252	53,680	5,266
Less: Net income attributable to noncontrolling interests	16	235	239	213
Net income attributable to Sotera Health Company	$42,599	$7,017	$53,441	$5,053

Earnings per share:
Basic	$0.15	$0.03	$0.19	$0.02
Diluted	0.15	0.03	0.19	0.02
Weighted average number of common shares outstanding:
Basic	279,078	232,400	278,953	232,400
Diluted	279,214	232,400	279,078	232,400

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Segment revenues:
Sterigenics	$145,182	$120,372	$276,333	$237,652
Nordion	49,125	42,141	75,043	65,766
Nelson Labs	57,610	50,572	112,689	97,867
Total net revenues	$251,917	$213,085	$464,065	$401,285
Segment income:
Sterigenics	$79,569	$65,030	$148,030	$126,121
Nordion	31,168	27,409	44,954	40,431
Nelson Labs	23,826	21,990	46,896	39,760
Total segment income	134,563	114,429	239,880	206,312
Less adjustments:
Interest expense, net	19,163	55,250	40,445	111,812
Depreciation and amortization(a)	37,461	35,034	75,122	71,057
Share-based compensation(b)	3,493	1,393	6,942	3,118
Loss (gain) on foreign currency and embedded derivatives(c)	(660)	(3,023)	(996)	1,244
Acquisition and divestiture related charges, net(d)	844	1,295	659	2,289
Business optimization project expenses(e)	275	750	536	1,799
Plant closure expenses(f)	756	451	1,298	1,222
Loss on extinguishment of debt(g)	—	—	14,312	—
Professional services relating to EO sterilization facilities(h)	10,644	9,494	24,043	13,640
Accretion of asset retirement obligation(i)	602	492	1,153	982
COVID-19 expenses(j)	188	2,271	487	2,347
Consolidated income (loss) before income taxes	$61,797	$11,022	$75,879	$(3,198)
(a)Includes depreciation of Co-60 held at gamma irradiation sites.
(b)Represents non-cash share-based compensation expense.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates, primarily related to remeasurement of intercompany loans denominated in currencies other than subsidiaries’ functional currencies, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents (i) certain direct and incremental costs related to the acquisitions of the noncontrolling interests in our China subsidiaries and BioScience Laboratories in 2021, Iotron Industries in July 2020 and Nelson Labs Fairfield in 2018 (including the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest), and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(e)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of recent acquisitions, the Sotera Health rebranding, operating structure realignment and other process enhancement projects.
(f)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(g)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 including accelerated amortization of prior debt issuance and discount costs.
(h)Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(i)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(j)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures. For the three and six months ended June 30, 2020, costs also included donations to related charitable causes and special bonuses for front-line personnel working on-site during lockdown periods.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of June 30,	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$156,224	$102,454
Accounts receivable, net	118,405	91,735
Inventories, net	35,721	34,093
Other current assets	90,755	86,733
Total current assets	401,105	315,015
Property, plant, and equipment, net	623,513	609,814
Operating lease assets	45,147	45,963
Other intangible assets, net	640,787	643,366
Goodwill	1,114,176	1,115,936
Other assets	26,401	31,185
Total assets	$2,851,129	$2,761,279
Liabilities and equity
Total current liabilities	$148,792	$140,598
Long-term debt, less current portion	1,838,133	1,824,789
Other noncurrent liabilities	203,301	219,502
Deferred income taxes	137,632	121,816
Total liabilities	2,327,858	2,306,705
Total equity	523,271	454,574
Total liabilities and equity	$2,851,129	$2,761,279

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2021	2020
Operating activities:
Net income	$53,680	$5,266
Non-cash items	99,520	66,217
Changes in operating assets and liabilities	(18,944)	(18,796)
Net cash provided by operating activities	134,256	52,687
Investing activities:
Purchases of property, plant and equipment	(44,789)	(23,438)
Purchase of mandatorily redeemable noncontrolling interest in Nelson Laboratories Fairfield	(12,425)	—
Purchase of BioScience Laboratories, LLC, net of cash acquired	(13,760)	—
Net cash used in investing activities	(70,974)	(23,438)
Financing activities:
Proceeds from revolving credit facility	—	50,000
Purchase of noncontrolling interests in China subsidiaries	(7,720)	—
Payments of debt issuance costs and prepayment premium	(3,661)	(142)
Payments on long-term borrowings	—	(55,725)
Other	(709)	(651)
Net cash used in financing activities	(12,090)	(6,518)
Effect of exchange rate changes on cash and cash equivalents	2,578	601
Net increase in cash and cash equivalents, including restricted cash	53,770	23,332
Cash and cash equivalents, including restricted cash, at beginning of period	102,454	63,025
Cash and cash equivalents, including restricted cash, at end of period	$156,224	$86,357

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$36,615	$112,725
Cash paid during the period for income taxes, net of tax refunds received	22,785	3,332
Equipment purchases included in accounts payable	9,670	7,141

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$42,615	$7,252	$53,680	$5,266
Amortization of intangibles	21,778	19,711	44,060	39,624
Share-based compensation(a)	3,493	1,393	6,942	3,118
(Gain) loss on foreign currency and embedded derivatives(b)	(660)	(3,023)	(996)	1,244
Acquisition and divestiture related charges, net(c)	844	1,295	659	2,289
Business optimization project expenses(d)	275	750	536	1,799
Plant closure expenses(e)	756	451	1,298	1,222
Loss on extinguishment of debt(f)	—	—	14,312	—
Professional services relating to EO sterilization facilities(g)	10,644	9,494	24,043	13,640
Accretion of asset retirement obligation(h)	602	492	1,153	982
COVID-19 expenses(i)	188	2,271	487	2,347
Income tax benefit associated with pre-tax adjustments(j)	(8,863)	(8,653)	(22,996)	(16,360)
Adjusted Net Income	71,672	31,433	123,178	55,171
Interest expense, net	19,163	55,250	40,445	111,812
Depreciation(k)	15,683	15,323	31,062	31,433
Income tax provision applicable to Adjusted Net Income(l)	28,045	12,423	45,195	7,896
Adjusted EBITDA(m)	$134,563	$114,429	$239,880	$206,312

Net Revenues	$251,917	$213,085	$464,065	$401,285
Adjusted EBITDA Margin	53.4%	53.7%	51.7%	51.4%
Weighted average number of shares outstanding:
Basic	279,078	232,400	278,953	232,400
Diluted	279,214	232,400	279,078	232,400
Earnings per share:
Basic	$0.15	$0.03	$0.19	$0.02
Diluted	0.15	0.03	0.19	0.02
Adjusted earnings per share:
Basic	$0.26	$0.14	$0.44	$0.24
Diluted	0.26	0.14	0.44	0.24
(a)    Represents non-cash share-based compensation expense.
(b)    Represents the effects of (i) fluctuations in foreign currency exchange rates, primarily related to remeasurement of intercompany loans denominated in currencies other than subsidiaries’ functional currencies, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(c)    Represents (i) certain direct and incremental costs related to the acquisitions of the noncontrolling interests in our China subsidiaries and BioScience Laboratories in 2021, Iotron Industries in July 2020 and Nelson Labs Fairfield in 2018 (including the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest), and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(d)    Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of recent acquisitions, the Sotera Health rebranding, operating structure realignment and other process enhancement projects.
(e)    Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(f)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 including accelerated amortization of prior debt issuance and discount costs.
(g)    Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(h)    Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(i)    Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures. For the three and six months ended June 30, 2020, costs also included donations to related charitable causes, and special bonuses for front-line personnel working on-site during lockdown periods.
(j)    Represents the tax benefit or provision associated with the reconciling items between net income (loss) and Adjusted Net Income. To determine the aggregate tax effect of the reconciling items, we utilized statutory income tax rates ranging from 0% to 35%, depending upon the applicable jurisdictions of each adjustment.
(k)    Includes depreciation of Co-60 held at gamma irradiation sites.
(l)    Represents the difference between income tax expense or benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (j).

(m)     $21.8 million and $19.7 million of the adjustments for the three months ended June 30, 2021 and 2020, respectively, and $42.5 million and $40.7 million of the adjustments for the six months ended June 30, 2021 and 2020, respectively, are included in cost of revenues, primarily consisting of amortization of intangibles, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands)
(unaudited)

	As of June 30,	As of December 31,
	2021	2020
Long-term debt	$1,838,133	$1,824,789
Current portion of finance leases	1,103	1,173
Finance leases less current portion	33,446	34,939
Total Debt	1,872,682	1,860,901

Add: unamortized debt issuance costs and debt discounts	25,417	38,761
Less: cash and cash equivalents	(156,224)	(102,454)
Total Net Debt	$1,741,875	$1,797,208

Adjusted EBITDA	$453,431	$419,859
Net Leverage	3.8x	4.3x

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended June 30,	Twelve Months Ended December 31,
	2021	2020
Net income (loss)	$10,922	$(37,491)
Amortization of intangibles	84,691	80,255
Share-based compensation(a)	14,811	10,987
Capital restructuring bonuses(b)	2,702	2,702
Gain on foreign currency and embedded derivatives(c)	(10,632)	(8,454)
Acquisition and divestiture related charges, net(d)	2,240	3,932
Business optimization project expenses(e)	1,265	2,524
Plant closure expenses(f)	2,724	2,649
Loss on extinguishment of debt(g)	58,575	44,262
Professional services relating to EO sterilization facilities(h)	47,076	36,671
Accretion of asset retirement obligation(i)	2,117	1,946
COVID-19 expenses(j)	815	2,677
Income tax benefit associated with pre-tax adjustments(k)	(50,172)	(43,536)
Adjusted Net Income	167,134	99,124
Interest expense, net	143,892	215,259
Depreciation(l)	62,938	63,309
Income tax provision applicable to Adjusted Net Income(m)	79,467	42,167
Adjusted EBITDA(n)	$453,431	$419,859
(a)Includes non-cash share-based compensation expense.
(b)Represents cash bonuses for members of management primarily relating to the November 2020 IPO.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates, primarily related to remeasurement of intercompany loans denominated in currencies other than subsidiaries’ functional currencies, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents (i) certain direct and incremental costs related to the acquisitions of the noncontrolling interests in our China subsidiaries and BioScience Laboratories in 2021, Iotron Industries in July 2020 and Nelson Labs Fairfield in 2018 (including the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest), and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(e)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of recent acquisitions, the Sotera Health rebranding, operating structure realignment and other process enhancement projects.
(f)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(g)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 and paydown of debt following the November 2020 IPO, including accelerated amortization of prior debt issuance and discount costs, and premiums paid in connection with early extinguishment.
(h)Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(i)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(j)Represents non-recurring costs associated with the COVID-19 pandemic, including donations to related charitable causes, special bonuses for front-line personnel working on-site during lockdown periods and incremental costs to implement workplace health and safety measures.
(k)Represents the tax benefit or provision associated with the reconciling items between net income (loss) and Adjusted Net Income. To determine the aggregate tax effect of the reconciling items, we utilized statutory income tax rates ranging from 0% to 35%, depending upon the applicable jurisdictions of each adjustment.
(l)Includes depreciation of Co-60 held at gamma irradiation sites.
(m)Represents the difference between income tax expense or benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (k).
(n)$84.5 million and $82.6 million of the adjustments for the twelve months ended June 30, 2021 and December 31, 2020, respectively, are included in cost of revenues, primarily consisting of amortization of intangibles, depreciation, and accretion of asset retirement obligations.